Exhibit 10.4

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such Portions are marked “[*]” in this document; they have been filed separately with the Commission.

Form of Time Charter for Container Vessels

1. Shipbroker		BIMCO STANDARD TIME CHARTER PARTY FOR CONTAINER VESSELS
		CODE NAME: BOXTIME 2004	PART I
2. Place and Date New York 30 April 2007
3. Owners/Disponent Owners & Place of Business, E-mail, Telephone and Telefax Number [Ship Owning Entities]		4. Charters & Place of Business, E-mail, Telephone and Telefax Number Great White Fleet Ltd. 7 Reid Street, Suite 109 P.O. Box 2181 Hamilton HMJX Bermuda
5. Vessel’s Name [Edyth L.; Frances L.; Courtney L.; Puritan]		6. Vessel’s Description (Cl. 6) Flag: As per Exhibit A
7. Call Sign/IMO Number As per Exhibit A		Year Built: As per Exhibit A
8. Specification(s) and Grade(s) of Fuel (CL 12(d) and CL 12(e) As per Exhibit A		Class: As per Exhibit A M/tons Deadweight (Summer): As per Exhibit A
9. Fuels/Price on Delivery (Min. Max.) (Cl. 12(a) and (c) As per MOA dated 30 April 2007		GT/NT: As per Exhibit A
10. Fuels/Price on Redelivery (Min. – Max.) (CL 12(a) and (c)) Prices as per Charterer’s last purchase price		TEU Capacity (Nominal/14 m/tons homogenous): As per Exhibit A Speed Capability in knots (about)*: As per Exhibit A
11. Place of Delivery (CL 1(b)) As per MOA dated 30 April 2007		Consumption in m/tons at above speed (about)*: As per Exhibit A * Speed and Consumption on Summer DWT fully laden in good weather, max. windspeed 48 ft. max. Douglas See State 3
12. Earliest Date of Delivery (local time) (CL 1(c)) As per MOA dated 30 April 2007	13. Cancellation Date/Time (CL 1(c)) As per MOA dated 30 April 2007
14. Place of Redelivery (CL 5(a)) DLOSP Worldwide in Charterers Option – ATNDSHINC		15. State number of days Notice of Place and Date of Redelivery (CL 5(b))

16. Trading Limits (Cl. 3 and Cl. 6(c))

Trading with lawful goods/merchandise in ISO containers only, excluding countries which result in black listing/sanctions by the UN and/or EU and/or P&I Clubs. War and warlike zones always to be excluded

17. Excluded Cargoes in addition to those stated in Cl. 4(b) (Cl 4(b))

Owners and Charterers to discuss any exceptions to allowed cargo list in advance when possible. Charterers to provide a list of commonly carried cargo, which may be reported as hazardous, oversize, radioactive, etc. for Owners’ approval which will not be unreasonably withheld. This will not waive usual requirements for carrying such cargoes.

18. Quantity of Hazardous Goods allowed (CI.4(c))

19. Period of Charter and Options, if any (CI.1(a) and CI.5)

7 years from delivery plus consecutive 3 year plus 2 year extension at Charterers’ Option. Each Period to be Plus/Minus 21 days in Charterers’ Option.

20. State number of days Options have to be declared after commencement of Charter Period (CI. 1(a))

Options to be declared by Charterer no later than 120 days before the end of the Base Charter Period or Extension Option period.

21. Hire (Rate and currency) (CI. 1(a) and CI.8(a)) As per Exhibit A	22. Owners’ Bank Account (CI.8(b)) As per Exhibit A
23. Insured Value of Vessel (CI.23(a))	24. Monthly Lumpsum for Supercargo, Communication Facilities and Victualling (CI.14(g)) See also Clause 37	25. Monthly Lumpsum for Representation Expenses (CI. 14(h)) NIL
26. Name of Owners’ P&I Club (CI.23(b)) TBA		27. Name of Charterers’ P&I Club (CI.23(b)) TBA

28. Charterers’ maximum Claim settlement authority (CI.18(f)) TBA		29. Monthly Lumpsum for Replacement Cost for Vessel’s lost or damaged lashings (CI.26(h)) See also Clause 37 Lumpsum settlements

30. Payment per man hour for Reefer Repair Work undertaken by Crew (CI. 20) See also Clause 37 Lumpsum settlements		31. General Average Adjustment (CI.15(b))

32. Dispute Resolution (state (a), (b) or (c) of Cl. 26, as agreed; if (c) agreed also state Place of Arbitration) (cl. 26) See also Clause 29		33. Commission and to whom payable (CL. 27) NIL

34. Additional Clauses

It is mutually agreed between the party mentioned in Box 3 (hereinafter referred to as “the Owners”) and the Party mentioned in Box 4 (hereinafter referred to as “the Charterers’) that this Contract shall be performed in accordance with the conditions contained in PART I including additional clauses, if any agreed and stated in Box 34, and PART II as well as PART III. In the event of a conflict of conditions, the provisions of PART I and PART III shall prevail over those of PART II to the extent of such conflict but no further.

Signature (Owners) /s/ Donald M. Simmons	Signature (Charterers) /s/ Michael Sims

It is agreed on the date shown in Box 2 between the party named in Box 3 as the Owners of the Vessel named in Box 5 and the party named in Box 4 as the Charterers as follows:

1.	Period of Charter Party and Delivery

(a) Period: In consideration of the hire detailed in Box 21 the Owners let and the Charterers hire the Vessel for the period together with any optional extension(s) thereto as indicated in Box 19. Such options, always at the Charterers’ discretion, must be declared to the Owners within the period as indicated in Box 20.

(b) Delivery Place: The Owners shall deliver the Vessel following Owners taking delivery of the Vessel from the Previous Owners as per MOA dated 30 April 2007. ~~to the Charterers at the Place of Delivery as indicated in Box 11. If the Owners are unable to deliver the Vessel at the Place of Delivery as indicated in Box 11 for any reason beyond the control of the Owners, delivery shall take place at the nearest point to the nominated Place of Delivery to which the Vessel may safely and reasonably proceed. The Owners shall give written notice of readiness to deliver to the Charterers and/or the Charterers’ local agents when in position to come on hire.~~

~~(c) Delivery Time: Unless otherwise agreed by the Charterers, delivery shall take place no earlier than the time/date stated in Box 12 and no later than the time/ date stated in Box 13. Delivery shall be effected at any time, day or night, Saturdays, Sundays and holidays included. Should the Vessel not be delivered by the date/time stated in Box 13 the Charterers shall have the option to cancel this Charter Party without prejudice to any claims the Charterers may otherwise have on the Owners under this Charter Party. If the Owners anticipate that the Vessel will not be ready for delivery by the date/time stated in Box 13, they may notify the Charterers in writing, stating the anticipated new date of readiness for delivery, proposing a new cancelling date/time and requiring the Charterers to declare whether they will cancel or will take delivery of the Vessel. Should the Charterers elect not to cancel or should they fail to reply within two (2) working days (as applying at the Charterers’ place of business as indicated in Box 4) of receipt of such notification, then unless otherwise agreed, the proposed new cancelling date/time will replace the date/time stated in Box 13.~~

~~(d) Vessel’s Condition: At the time of delivery the Vessel shall be clean and in all respects fit to receive containers and goods contained therein, failing which the Vessel shall be off hire from the time of rejection until she is deemed ready.~~

~~(e) Charterers’ Acceptance: Acceptance of delivery of the Vessel shall not prejudice the Charterers’ rights against the Owners under this Charter Party.~~

2.	Owners’ Undertaking

The Charterers to accept the Vessel as delivered to Owners from previous owners under the MOA dated 30 April 2007. ~~The Owners undertake that, on delivery, the Vessel shall be of the description set out in PARTS I and III (Vessel’s Description) hereof.~~

3.	Trading Limits

(a) Trading Limits: The Vessel shall be employed in lawful trades within International Navigating Limits (INL) and within the Trading Limits as indicated in Box 16 for the carriage of lawful goods between safe ports or places where she can safely lie always afloat.

(b) Excepted Countries: The Owners warrant that, at the time of delivery, the Vessel has not traded to any countries which would make the Vessel unacceptable for calls at ports within the Trading Limits as indicated in Box 16 provided that the Charterers have supplied a list of such countries during negotiations.

4.	Cargo Restrictions and Exclusions

Except as provided below, the Vessel shall be used exclusively for the carriage of goods in containers complying with the International Convention for Safe Containers and in accordance with the Vessel’s Configuration, Vessel’s cargo securing manual and Vessel’s certificates.

(a) Uncontainerised Goods: Uncontainerised goods may be carried. In accordance to ship stability and safety of cargo. See also CL 17 in Part I. ~~only with the prior written consent of the Owners and the Master.~~

(b) Excluded Cargoes: Without prejudice to the generality of the foregoing, the following cargoes shall be excluded: livestock, arms, ammunition, explosives, chemical and toxic waste, nuclear and radioactive material other than radioactive isotopes as described in sub-clause (d) of this clause and any other cargoes enumerated in Box 17. Charterers may request Owner’s exemption to the above, which will not be unreasonably withheld. See also Clause 17 of Part I. Cargoes banned by United Nations always to be excluded.

(c) Hazardous Goods: The Owners agree that the Charterers may carry the maximum quantity as indicated in Box 18 of hazardous goods in containers, provided same are loaded, stowed, discharged and documented in accordance with the Vessel’s document of compliance, IMO regulations, any mandatory local requirements and regulations of the flag state, and provided the Master will be informed and receives all prescribed papers prior to commencement of loading. Time lost and expenses for complying with above regulations, if any to be for Charterers’ account. With regard to the allowed IMO cargo it is agreed that any possible extra insurance and any special and/or additional safety equipment required by local law or regulations in scheduled port(s) of call to be provided and paid for by Charterers.

(d) Radioactive Goods: Radioactive goods other than isotopes shall be excluded. Radioactive isotopes may be carried only with the prior written consent of the Owners and the Master and provided that they are of such a category as not to invalidate the Vessel’s P&I and/or Hull and Machinery cover.

5.	Redelivery

(a) Place of Redelivery: Unless otherwise agreed by the Owners or provided elsewhere to the contrary, the Charterers shall redeliver the Vessel at the Place of Redelivery as stated in Box 14 in the same condition to that pertaining when the Vessel was delivered, fair wear and tear excepted, at the end of the period as indicated in Box 19.

(b) Notice: Unless otherwise stated in Box 15, the Charterers shall give the Owners minimum forty-five (45) days notice of expected date of redelivery and redelivery range, if applicable. Such notice shall be updated thirty (30) days prior to expected date of redelivery at which time the Charterers shall also nominate the definite Place of Redelivery. Notice of expected date of redelivery shall subsequently be updated ten (10), five (5) and two (2) days prior to redelivery.

(c) Cleanliness: At the time of redelivery the Vessel shall be clean and fit to load containers and goods.

(d) Final Voyage: The Charterers shall arrange the Vessel’s trading so as to permit redelivery at the place and in the period as indicated in Boxes 14 and 19, respectively. If the Vessel is not chartered for a minimum/maximum period and the Vessel is sent

3

on a final voyage reasonably calculated to allow redelivery within such period at the Place of Redelivery, and the voyage is prolonged for reasons beyond the Charterers’ control, the Charterers shall have the use of the Vessel at the rate and on the conditions of this Charter Party for such extended time as may be required for completion of said voyage ad redelivery as aforesaid.

6.	Owners’ Obligations

~~The Owners shall deliver the Vessel in the Class indicated in Box 6 and in a thoroughly efficient state of hull and machinery and shall exercise due diligence to maintain the Vessel in such Class and in every way fit~~ The Owners shall deliver the Vessel as delivered from previous Owner and shall maintain the Vessel in such class and in every way fit for the service throughout the period of this Charter Party.

The Owners shall provide and pay the costs of the following:

~~(a)~~	~~Lashings:~~

(i)	The Owners shall supply lashing and securing equipment as on board the Vessel on delivery. Owners will replace lost or damaged lashing and securing equipment after delivery. ~~and throughout the currency of this Charter Party arrange for sufficient lashings and securing equipment to facilitate the proper lashing and securing of the maximum number of containers which may be carried in accordance with the details provided in Box 6 and PART III (Vessel’s Description) hereto. The Owners warrant that both the strength of the lashings and the design of the lashing patterns are adequate for stowage in accordance with the Cargo Securing Manual and that these have been approved by the Vessel’s Classification Society. (See Clause 19(a)(iv))~~

(ii)	The Master shall supervise the stevedores undertaking the tasks outlined in Clause 7(b) and ensure that all lashings are regularly checked whilst at sea, weather permitting.

(b)	Crew Assistance which shall include:

(i)	preparing the Vessel’s cranes, derricks, winches and/or cargo handling gear for use,

(ii)	opening and closing any hatches (other than pontoon type hatches), ramps and other means of access to containers and goods,

(iii)	docking, unlocking and shifting operations in port,

(iv)	bunkering,

(v)	maintaining power during loading and discharging operations,

(vi)	instructing crane drivers and winchmen in use of Vessel’s gear,

(vii)	plugging/unplugging, monitoring and recording performances of the Charterers’ refrigerated containers and power packs, weather permitting. (See Clause 20)

The above services shall be rendered by the crew if required, provided port and local labour regulations permit, and any overtime incurred shall be for the account of the Owners.

(c) Documentation: Any documentation relating to the Vessel as required at the commencement of this Charter Party to permit the Vessel to trade within the Trading Limits provided in Box 16, including but not limited to international tonnage certificate, Suez and Panama tonnage certificates, certificate of registry, certificates relating to the Vessel’s gear and equipment and certificates of financial responsibility for oil pollution as long as such oil pollution certificates can be obtained by the Owners in the market on ordinary commercial terms. Such documentation shall be maintained during the currency of this Charter Party as necessary. (See Clause 11 (a))

(d) Insurance of the Vessel: (See Clause 23)

(e) Deratisation: The provision of certificates of deratisation at the commencement of this Charter Party and the renewal thereof throughout the currency of this Charter Party, except if this is required as a result of the Charterers’ containers and goods carried and/or ports visited under this Charter Party, in which case all expenses caused thereby shall be for the account of the Charterers.

(f) Smuggling: In the event of smuggling by the Master, Officers and/or crew, the Owners shall bear the cost of any fines, taxes or imposts levied and the Vessel shall be off hire for any time lost as a result thereof (see Clauses 7(k) and 16(f)) and any security required shall be provided by the Owners.

7.	Charterers’ Obligations

The Charterers shall provide and/or pay the costs of and/or ensure the following throughout the currency of this Charter Party:

(a) Provision of Details of Containers and Goods: The provision of full and accurate details of containers and goods (including any documentation required at any ports of call), their weights and stowage positions to the Master as early as possible but not later than upon arrival at the port of loading, with regular updating thereof and the provision of a full and accurate plan of the stowage of all containers and goods actually loaded prior to sailing. Such details shall include:

(i)	gross weights of containers,

(ii)	any feature of the goods requiring attention by the crew during the voyage, including, but not limited to, any hazardous or other dangerous feature and/or the need for carriage within a specified temperature range. All delays / expenses resulting from Charterers’ / Charterer’s agents non-compliance with this Clause to be for Charterer’s account.

(b) Stevedoring: All stevedoring operations during the currency of this Charter Party including, but not limited to, receipt, loading, handling, stowing, lashing, securing, unsecuring, unlashing, unstowing, discharging, tallying and delivering of all containers and uncontainerised goods.

(c) Lashings: Should any additional or alternative lashings to those supplied by the Owners be required, these shall be supplied by the Charterers at their expense and such additional or alternative lashings to be classification society approved and in good working order. Should the Charterers supply gear or equipment, the Master shall keep a record and care for them. Such gear or equipment shall be redelivered to the Charterers in the same condition as when supplied fair wear and tear excepted.

(d) Condition of Containers: All containers carried pursuant to this Charter Party shall be constructed to a design approved by a classification society and properly maintained. Reefer containers shall have passed a “pre-trip inspection” and shall be in good working order.

(e) Stowage in Containers: The proper and careful loading, stowage, lashing and securing of the goods in the containers (including securing to flat rack containers). Any damage to the ship, her tackle, apparel, furniture and anything else resulting from insufficient lashing / securing of cargo in or on such units to be repaired at Charterers’ expense and time.

(f) Stowage: The Charterers shall ensure that stowage is effected in accordance with the requirements of this Charter Party and that stack and tier weights and lashing gear break loads are not exceeded.

(g) Operating Expenses: All port charges, light and canal dues, customary pilotage, towage, consular charges, and all other charges and expenses relating to the operation of the Vessel not otherwise provided for in this Charter Party, other than charges or expenses relating to the crew.

(h) Bunker Fuel: (See Clause 12)

(i) Agency Costs: All agency fees and expenses for normal ship’s husbandry at all ports or places of call. Normal Ship’s husbandry is determined as clearance by customs and immigration of Vessel, minor crew changes, minor deliveries of stores and spare parts. Normal Ship’s husbandry to be attended by Charterers’ agent free of any agency fee but actual expenses incurred e.g. taxi fares, transport, doctor, etc. to be charged to Owner at actual costs.

(j) Advances to Master. At ports where it is practically possible the Charterers shall procure that their local agents shall, upon request by the Master, make funds available to him, which advances the Charterers may recoup from the Owners by deduction from the hire payments in accordance with Clause 8(d). Such payments shall be subject to a 2.5 per cent. commission payable to the Charterers.

(k) Contraband: In the event that contraband and/or unmanifested goods are found to have been shipped as part of the goods and/or in containers on board, any fines, penalties or taxes levied shall be for the Charterers’ account, and the Vessel shall remain on hire during any time lost as a result thereof. In this event any security required shall be provided by the Charterers.

8.	Hire

(a) Rate: The Charterers shall pay hire per day or pro rata for any part of a day from the time the Vessel is delivered to the Charterers until her redelivery to the Owners, in the currency and at the rate stated in Box 21. All calculation of hire shall be made by reference to UTC (Universal Time Coordinated).

(b) Payment: Subject to sub-clause (d) payment of hire shall be made in advance in full, without discount every 15 days to the Owners’ bank account designated in Box 22 or to such other account as the Owners may from time to time designate in writing, in funds available to the Owners on the due date.

(c) Default: Where there is a failure to pay hire by the due date, the Owners shall notify the Charterers in writing of such failure. Within ~~two (2)~~ three (3) banking days (as recognised at the place of payment stated in Box 22) of receipt of such notification the Charterers shall pay the amount due, failing which the Owners shall have the right to suspend the performance of any or all of their obligations under this Charter Party and/or to withdraw the Vessel. If the Owners elect to suspend performance of the Charter in respect of a particular late payment, they may still, notwithstanding that suspension of performance, withdraw the Vessel from the Charter in respect in respect of that late payment provided they give a further twenty-four (24) hours’ notice in writing of their intention to withdraw. Under no circumstances shall the act of suspending performances be construed as a waiver by the Owners of the right to withdraw in respect of the continuing failure to pay hire or any subsequent late payment of hire under this Charter Party. Throughout any period of suspended performance under this Clause, the Vessel is to be and shall remain on hire. The Charterers undertake to indemnify the Owners in respect of any liabilities incurred by the Owners under the bill of lading, waybill or any other contract of carriage as a consequence of the Owners’ proper suspension of and/or withdrawal from any or all of their obligations under this Charter Party.

(d) Deductions: On production of supporting voucher: the Charterers shall be entitled to deduct from the next hire due any expenditure incurred on behalf of the Owners under this Charter Party. If such expenditure is incurred in a currency other than that in which hire is payable, conversion into such currency for the purpose of deduction shall be effected at the rate of exchange prevailing on the date the expenditure was incurred.

(e) Redelivery Adjustment: Should the Vessel be on her voyage towards the port or place of redelivery at the time payment of hire becomes due, said payment shall be made for the estimated time necessary to complete the voyage, less the estimated value of the fuels remaining on board at redelivery. When the Vessel is redelivered to the Owners any undisputed difference shall be refunded to or paid by the Charterers as appropriate, but not later than thirty (30) days after redelivery of the Vessel.

9. Off Hire

After delivery in accordance with Clause 1 hereof, the Vessel shall remain on hire until redelivered in accordance with Clause 5, except for the following periods:

(a) Unable to Comply with Instructions: If the Vessel is unable to comply with the instructions of the Charterers on account of:

(i)	any damage, defect, breakdown, or deficiency of the Vessel’s hull, machinery, equipment or repairs or maintenance thereto, including drydocking, excepting those occasions when Clauses 11(b) and 16(h) apply,

(ii)	any deficiency of the Master, Officers and/or crew, including the failure, refusal or inability of the Master, Officers and/or crew to perform service immediately required, whether or not within the control of the Owners,

(iii)	arrest of the Vessel at the suit of a party where a claim is not caused by the Charterers, ~~their servants, agents or sub-contractors~~ (see Clause 6(f)),

(iv)	any delay occasioned by any breach by the Owners of any obligation or warranty in this Charter Party,

(v)	the terms of employment of Master, Officers and/ or crew,

then payment of hire shall cease for the time thereby lost.

(b) Deviation: In the event of the Vessel deviating (which expression includes putting back, or putting into any port or place other than that to which the vessel is bound under the instructions of the Charterers) other than to save life or property, hire shall cease to be payable from the commencement of such deviation until the time when the Vessel is again ready to resume her service from a position not less favourable to the Charterers than that at which the deviation commenced, provided always that due allowance shall be given to the Owners for any distance made good towards the Vessel’s destination and any bunkers saved. However, should the Vessel alter course to avoid bad weather or be driven into port or anchorage by stress of weather, the Vessel shall remain on hire and all costs thereby incurred shall be for the Charterers’ account.

(c) Requisitions: Should the Vessel be requisitioned by any government or governmental authority during the period of this Charter Party, it shall be off hire during the period of such requisition and any hire or other compensation paid by any government or governmental authority in respect of such requisition shall be paid to the Owners. However, the Charterers shall have the option of cancelling the balance period of this Charter Party, provided this option is exercised within 14 days of receipt of notice of requisition.

(d) Addition to Charter Period: Any time during which the Vessel is off hire under this Charter Party may be added to the charter period, at the option of the Charterers. Such option shall be declared not less than two months before the earliest possible redelivery date of the period in which the off hire occurred or, if less than two months before the earliest possible redelivery date, latest two weeks after the off hire period ended. If the Charterers exercise their option to extend the charter period pursuant to this sub-clause, the charter period shall be deemed to include such extension and hire shall be payable at the rate(s) which would otherwise have been payable during each period of off hire.

10.	Loss of Vessel

Should the Vessel be lost, or become a constructive total loss, hire shall cease at 1200 UTC on the day of her loss or constructive total loss, and if missing, from 1200 UTC on the date when last heard of, and any hire paid in advance and not earned shall be returned to the Charterers and payment of any hire due shall be deferred until the Vessel is reported safe.

11.	Vessel’s Gear and Equipment

(a) Regulations: The Vessel’s cargo gear, if any, and any other related equipment shall comply with the law and national regulations of the countries to which the Vessel may be employed and the Owners shall ensure that the Vessel is at all times in possession of valid certificates to establish compliance with such regulations. If stevedores are not permitted to work due to failure of the Master and/or the Owners to comply with the aforementioned regulations or because the Vessel is not in possession of such valid certificates, then the Charterers may suspend hire for the time lost thereby and the Owners shall pay all expenses incurred incidental to and resulting from such failure. (See Clause 6(c)). (See also Clause 34.)

(b) Breakdown of Vessel’s Gear: The Owners shall exercise due diligence in ensuring that all cargo handling gear, including derricks/cranes/winches, if any, shall be kept in good working order. In the event of loss of time due to a breakdown of derrick(s), crane(s) or winch(es) for any period by reason of disablement or insufficient power, the hire shall be reduced for the actual time lost thereby during loading/discharging unless the lost time is caused by negligence of the Charterers or their servants. If the Charterers continue working by using shore-crane(s) the Vessel shall remain on hire and the Owners shall pay the cost of shore cranage to an amount not exceeding the amount of hire payable to the Owners for such period. (See also Clause 34.)

(c) Suez and Panama Canal: During the currency of this Charter Party the Vessel shall be equipped with all necessary fittings in good working order for Suez and Panama Canal transit,

(d) Lighting: The Vessel shall supply, free of expense to the Charterers, sufficient lighting on deck and in holds to permit 24 hour working.

(e) Refrigeration: The Owners shall exercise due diligence in ensuring that all reefer plugs and the Vessel’s generator(s) as described in PART III (Vessel’s Description) are maintained in good working order throughout the currency of this Charter Party.

12.	Bunker Fuel

(a) Quantity at Delivery/Redelivery: The Vessel shall be delivered with about the quantity of fuels stated in Box 9 and, unless indicated to the contrary in Box 10, the Vessel shall be redelivered with about the same quantity, provided that the quantity of fuels at redelivery is at least sufficient to allow the Vessel to safely reach the nearest port at which fuels of the required type or better are available.

(b) Bunkering prior to Delivery/Redelivery: Provided that it can be accomplished at scheduled ports, without hindrance to the operation of the Vessel, and by prior arrangement between the parties, the Owners shall allow the Charterers to bunker for the account of the Charterers prior to delivery and the Charterers shall allow the Owners to bunker for the account of the Owners prior to redelivery.

(c) Purchase Price: The Charterers will own the bunkers on delivery, and are responsible for the quality of bunkers on board on delivery ~~shall purchase the fuels on board on delivery at the price stated in Box 9 and the~~ Owners shall purchase the fuels on board on redelivery at the price stated in Box 10. ~~The value of the fuels on delivery shall be paid together with the first instalment of hire.~~

(d) Bunkering:

(i)	The Charterers shall supply fuels of the specifications and grades stated in Box 8. The fuels shall be of a stable and homogeneous nature and unless otherwise agreed in writing, shall comply with ISO standard 8217:~~1996~~ 2005 or any subsequent amendments thereof. The Chief Engineer shall co-operate with the Charterers’ bunkering agents and fuel suppliers and comply with their requirements during bunkering, including but not limited to checking, verifying and acknowledging sampling, readings or soundings, meters, etc. before, during and/or after delivery of fuels.

(ii)	During delivery a representative sample of each grade of fuels shall be drawn throughout the entire bunkering operation and that sample shall be thoroughly mixed and carefully divided into four (4) identical samples. The sample shall be drawn at a point as close as possible to the Vessel’s bunker manifold.

(iii)	The four (4) identical samples shall be securely sealed and provided with labels showing the Vessel’s name, identity of delivery facility, product name, delivery date and place and point of sampling and seal number, authenticated with the Vessel’s stamp and signed by the Suppliers’ representative and the Master of the Vessel or his authorised representative. Two samples shall be retained by the Vessel and two by the Charterers or their representative.

(iv)	The Owners shall at their own cost have the right to participate in a recognised fuel testing programme, in which case one of the two samples retained by the Vessel shall be forwarded for such testing. ~~The cost of same shall be equally split between the Owners and the Charterers against presentation of original invoice and the result of the testing shall be shared between the parties.~~ If any claim should arise in respect of the quality or specification or grades of the fuels supplied, the remaining samples of the fuels retained as aforesaid shall be analysed by a qualified and independent laboratory not identical to that performing the fuel testing programme above.

(e) Liability: The Charterers shall be liable for any loss or damage to the Ownews or the Vessel caused by the supply of unsuitable tuels or fuels which do not comply with the specifications and grades set out in Box 8 and the Owners shall not be held liable for any reduction in the Vessel’s speed performance and/or increased bunker consumption nor for any time lost and any other consequences arising as a result of such supply.

(f) BIMCO Fuel Sulphur Content Clause: Notwithstanding anything else contained in this Charter Party, the Charterers shall supply fuels of such specifications and grades to permit the Vessel, at all times, to meet the maximum sulphur content requirements of any emission control zone when the Vessel is trading within that zone.

The Charterers shall indemnify, defend and hold harmless the Owners in respect of any loss, liability, delay, fines, costs or expenses arising or resulting from the Charterers’ failure to comply with this Clause. For the purpose of this Clause, “emission control zone” shall mean zones as stipulated in MARPOL Annex VI and/or zones regulated by regional and/or national authorities such as, but not limited to, the EU and the US Environmental Protection Agency.

13.	Master

The Master shall be conversant with the English language and, although appointed by the Owners, shall at all times during the currency of this Charter Party be under the orders and directions of the Charterers as regards employment, agency or other arrangements. The Master shall prosecute all voyages with due dispatch and supervise loading and discharging operations to ensure that the seaworthiness of the Vessel is not affected.

The Charterers recognize the principles stated in IMO Resolution A.443(XI) as regards maritime safety and protection of the marine environment and shall not prevent the Master from taking any decision in this respect which in his professional judgement is necessary.

The Charterers may supply the Master with weather routeing information during the currency of this Charter Party. In this event the Master shall comply with the reporting procedure of the Charterers’ weather routing service.

14.	Charterers’ Requirements

(a) Plans: The Owners shall, if the Charterers so request, furnish the Charterers with the following documents in English:

(i)	General Arrangement Plan

(ii)	Capacity Plan

(iii)	Container Stowage Plan

(iv)	Manual(s) for Lashing and Securing of Containers/ Cargo on Deck and (where the Vessel is not cellular) Under-Deck. Such Manual(s) shall be approved by the Vessel’s Classification Society

(v)	Trim and Stability Book

(vi)	Hydrostatic Curves Plan

(vii)	Loading Scale

(viii)	Tank Plan

and any other operational documents that the Charterers may reasonably request and which are necessary for the safe and efficient operation of the Vessel. All documents received by the Charterers shall be returned to the Owners on redelivery.

(b) Flag, Funnel and Name: The Charterers, if required, shall be allowed to fly their house flag, paint the funnel in the Charterers’ colours and/or the name of the Line on the Vessel’s side, change the Vessel’s name, subject to the authorities’ approval, all during the currency of this Charter Party. If the Charterers elect to exercise any or all of these options all alterations necessary shall be effected during the Charterers’ time and at the Charterers’ expense. Charterers may redeliver Vessel in their own flag and colours. ~~Unless the Owners elect to waive this requirement or enter into an alternative agreement with the Charterers, the Vessel shall be returned to its condition prior to the commencement of this Charter Party at the Charterers’ expense before redelivery.~~

(c) Ballast Warranty: The Owners warrant that the Vessel is capable of operating under this Charter Party in ballast without requiring any solid ballast but using fuel and water ballast only.

(d) Logs: The Owners shall maintain full deck, engine room and, where appropriate, refrigeration logs in English during the currency of this Charter Party and the Charterers shall have full access to all the Vessel’s logs, rough and official, covering this period. The Owners undertake to produce copies of all such documentation promptly upon request of the Charterers.

(e) Witnesses: The Owners shall endeavour to assist the Charterers to trace witnesses as may be requested by the Charterers, to give testimony in connection with matters arising in relation to this Charter Party, at the Charterers’ expense.

(f) Replacement of Master and Officers: If the Charterers shall have reason to be dissatisfied with the conduct of the Master or Officers, the Owners shall, on receiving particulars of the complaint, investigate same and, if necessary, replace the offending party(ies) at their expense.

(g) Supercargo, Communication Facilities and Victualling: The Master shall:

(i)	provide and maintain a clean and adequate room for the Charterers’ supercargo, if any, furnished to the same standard as the Officers’ accommodation. The Supercargo shall be victualled with the Vessel’s Officers. The Supercargo shall be on board at the risk and expense of the Charterers and both the Charterers and the Supercargo shall sign the customary indemnity forms before the Supercargo boards the Vessel.

(ii)	permit the Charterers’ use of the Vessel’s communication facilities.

(iii)	when requested by the Charterers or their agents, victual other officials and servants of the Charterers.

The Charterers shall pay to the Owners ~~the lumpsum covering~~ the expenses listed in sub-clauses (i), (ii) and (iii) above as agreed in Box 24. (See also Clause 37.)

(h) Representation: Expenses for representation incurred by the Master for the Charterers’ account and benefit shall be settled by the Charterers’ payment of the lumpsum stated in Box 25. The Charterers shall indemnify the Owners against all consequences and/ or liabilities including customs fines which may result from such representation.

(i) Sub-Letting: Subject to the prior consent of the Owners, which shall not be unreasonably withheld, the Charterers shall have the right to sub-let all or part of the Vessel whilst remaining responsible to the Owners for the performance of this Charter Party.

(j) Inspections: The Charterers shall, upon giving reasonable notice, have the right to a superficial inspection of the Vessel in their time and the Master shall within reason co-operate with the Charterers to facilitate their inspection of the Vessel. The Charterers shall pay for any and all expenses associated with such inspection and the Owners shall be entitled to receive a copy of the report.

(k) Substitution and Sub-Contracting: Unless the Charterers’ prior consent be obtained in writing, which shall not be unreasonably withheld, the Owners may not:

(i)	substitute any other vessel for that named herein, even though it might be of identical specification, before, at the beginning of or throughout the currency of this Charter Party or,

(ii)	throughout the currency of this Charter Party change the management of the Vessel. In the event of any sub-contracting the Owners shall remain responsible for the performance of this Charter Party or,

(iii)	change the flag of the Vessel.

(l) Laid-Up Returns: At the written request of the Charterers, the Owners shall at any time provide an estimate of any economies which may be possible in the event of laying up the Vessel. The Charterers shall then have the right to order the laying-up of the Vessel at any time and for any period of time at a safe berth or safe place in their option, and in the event of such laying up the Owners shall promptly take reasonable steps to effect all the economies in operating costs. The laying up port or place and laid-up arrangements shall be subject to approval by the Owners’ insurers. Laying-up preparation and reactivation cost, and all other expenses incurred, including, but not limited to, underwater cleaning and repainting of the hull, shall be for the Charterers’ account. The Charterers shall give sufficient notice of their intention in this respect to enable the Owners to make necessary arrangements for decommissioning and recommissioning. The Owners must give prompt credit to the Charterers for all economies achieved.

Any returns of premium or calls payable to the Owners by reason of the Vessel remaining within the confines of any port area in excess of any minimum period provided for in the Owners’ insurance policies shall be remitted to the Charterers upon receipt by the Owners, provided the Vessel was on hire for the full period, otherwise such return shall be shared pro rata between the Owners and the Charterers according to the proportion of qualifying time on and off hire.

15.	Owners’ Requirements

(a) Maintenance: Without prejudice to the provisions of Clause 9(a)(i), the Owners have the right to take the Vessel out of service at any time for emergency repairs, and by prior arrangement with the Charterers for routine maintenance, including drydocking. The Owners shall endeavour to accommodate the Charterers’ requirements in determining the timing of such maintenance and the Charterers shall endeavour to accommodate the Owners’ choice of location for maintenance. (See also Clause 34.)

(b) General Average: General average shall be adjusted at the place as indicated in Box 31 according to the York-Antwerp Rules ~~1994~~ 2004.

(c) Salvage: All salvage and assistance to other vessels shall be for the Owners’ and the Charterers’ equal benefit after deducting the Master’s and Crew’s proportion and all legal and other expenses including hire paid under this Charter Party for time lost in the’ salvage, damage to the Vessel and fuel consumed. The Charterers shall be bound by all measures taken by the Owners in order to secure payment of salvage and to settle its amount.

(d) Liens: The Charterers warrant that they will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. In no event shall the Charterers procure, nor permit to be procured, for the Vessel any supplies, necessaries or services without previously obtaining a statement, signed by an authorised representative of the furnisher thereof, acknowledging that such supplies, necessaries or services are being furnished on the credit of the Charterers and not on the credit of the Vessel or of the Owners and that the furnisher claims no maritime lien on the Vessel therefor. The Owners shall have a lien on all shipped cargo and/ or containers before or after discharge and on all sub-freights and/or sub-hire including deadfreight and demurrage, for any amount due under this Charter Party including but not limited to unpaid charter hire, unreimbursed Charterers’ expenses initially paid by the Owners, and contributions in general average properly due.

16.	Sundry Matters

(a) Watchmen: The cost of compulsory shore gangway watchmen shall be borne by the Charterers throughout the currency of this Charter Party.

(b) Compulsory Garbage Removal: Compulsory garbage removal costs shall be borne by the Charterers unless garbage is actually discharged from the Vessel.

(c) Stowaways:

(i)	The Charterers shall exercise due care and diligence in preventing stowaways from gaining access to the Vessel by means of secreting away in cargo or containers shipped by the Charterers.

(ii)	If, despite the exercise of due care and diligence by the Charterers, stowaways have gained access to the Vessel by means of secreting away in the cargo and/or containers shipped by the Charterers, this shall amount to breach of this Charter Party for the consequences of which the Charterers shall be liable and shall hold the Owners harmless and shall keep them indemnified against all claims whatsoever which may arise and be made against them. Furthermore, all time lost and all expenses whatsoever and howsoever incurred, including fines, shall be for the Charterers’ account and the Vessel shall remain on hire.

(iii)	Should the Vessel be arrested as a result of the Charterers’ breach of this Charter Party according to sub-clause (ii) above, the Charterers shall take all reasonable steps to secure that within a reasonable time, the Vessel is released and at their expense post bail or other security to obtain release of the Vessel.

(iv)	If, despite the exercise of due care and diligence of the Owners, stowaways have gained access to the Vessel by means of other than secreting away in the cargo and/or containers shipped by the Charterers, all time lost and all expenses whatsoever and howsoever incurred, including fines, shall be for the Owners’ account.

(v)	Should the Vessel be arrested as a result of stowaways having gained access to the Vessel by means other than secreting away in the cargo and/or containers shipped by the Charterers, the Owners shall. take all reasonable steps to secure that within a reasonable time, the Vessel is released and at their expense post bail or other security to obtain release of the Vessel.

(d) On/Off Hire Surveys: Joint on and off hire surveys shall be conducted by mutually acceptable surveyors at the Places of Delivery and Redelivery, respectively according to MOA dated April 30, 2007. The on hire survey shall be conducted in the Charterers’ time. The off hire survey shall be in the Owners’ time unless conducted simultaneously with the Charterers’ operations.

Both surveys shall cover the condition of the Vessel and her equipment as well as quantities of fuels remaining on board. The Owners shall instruct the Master to co-operate with the surveyors in conducting such surveys. The cost of on/off hire surveys shall be equally shared by the Owners and the Charterers.

(e) Sub-Contractors: In this Charter Party the term “sub-contractor” shall mean sub-contractors and their respective servants and agents.

(f) Anti-Drug Clause:

~~The Charterers warrant to exercise the highest degree of care and diligence in preventing unmanifested narcotic drugs and/or any other illegal substances being loaded or concealed on board the Vessel.~~

~~Non-compliance with the provisions of this Clause shall amount to breach of warranty for the consequences of which the Charterers shall be liable and shall hold the Owners, the Master and the crew of the Vessel harmless and shall keep them indemnified against all claims whatsoever which may arise and be made against them individually or jointly. Furthermore, all time lost and all expenses incurred, including fines, as a result of the Charterers’ breach of the provisions of this Clause shall be for the Charterers’ account and the Vessel shall remain on hire.~~

~~Should the Vessel be arrested as a result of the Charterers’ non-compliance with the provisions of this Clause, the Charterers shall at their expense take all reasonable steps to secure that within a reasonable time the Vessel is released and at their expense post bail to secure release of the Vessel.~~

The Owners shall remain responsible for all time lost and all expenses incurred, including fines, in the event that unmanifested narcotic drugs and other illegal substances are found in the possession or effects of the Vessel’s personnel. (See also Clause 65, (Drug-Smuggling Clause).)

(g)	BIMCO Double Banking Clause:

(i)	The Charterers shall have the right, where and when it is customary and safe for vessels of similar size and type to do so, to order the Vessel to go, lie or remain alongside another vessel or vessels of any size or description whatsoever or to order such vessels to come and remain alongside at such safe dock, wharf, anchorage or other place for transhipment, loading or discharging of cargo and/or bunkering.

(ii)	The Charterers shall pay for and provide such assistance and equipment as may be required to enable any of the operations mentioned in this Clause 16(g) safely to be completed and shall give the Owners such advance notice as they reasonably can of the details of any such operations.

(iii)	Without prejudice to the generality of the Charterers’ rights under Clauses 16 (g)(i) and (ii), it is expressly agreed that the Master shall have the right to refuse to allow the Vessel to perform as provided in Clauses 16 (g)(i) and (ii) if in his reasonable opinion it is not safe so to do.

(iv)	The Owners shall be entitled to insure any deductible under the Vessel’s hull policy and the Charterers shall reimburse the Owners any additional premium(s) required by the Vessel’s Underwriters and/or the cost of insuring any deductible under the Vessel’s hull policy.

(v)	The Charterers shall further indemnify the Owners for any costs, damage and liabilities resulting from such operation. The Vessel shall remain on hire for any time lost including periods for repairs as a result of such operation.

(h)	Damage to Vessel/Equipment:

(i)	Notwithstanding anything contained herein to the contrary, when caused by the stevedores, the Charterers shall be liable for

(A) any and all damage to the Vessel, and;

(B) any replacement cost for the Vessel’s lost or damaged lashing and securing equipment, provided the Master has notified the Charterers or their agents, in writing, within 24 hours of the occurrence or as soon as possible thereafter but latest when the damage could have been discovered by the exercise of due diligence. The Master shall use his best efforts to obtain written acknowledgement by the party or parties causing damage unless the damage has been made good in the meantime. The Charterers shall pay for stevedore damage whether or not payment has been made by stevedores to the Charterers. If a lumpsum has been agreed and stated in Box 29 in respect of any replacement cost for the Vessel’s lost or damaged lashing or securing equipment, the Owners are not required to notify the Charterers for such lost or damaged lashing or securing equipment.

(ii)	Damage for which the Charterers are responsible affecting the Vessel’s seaworthiness and/or the safety of the crew and other persons on board and/or the proper working of the Vessel and/or her equipment, shall be repaired by the Owners without delay after each occurrence in the Charterers’ time and shall be paid for by the Charterers upon receipt of the Owners’ invoice.

(iii)	Damage for which the Charterers are responsible neither affecting the Vessel’s seaworthiness, nor the safety of the crew or other persons on board, nor the proper working of the Vessel, nor her equipment, shall be repaired by the Owners, before or after redelivery, at the Charterers’ option, concurrently with Owners’ work. No hire will be paid to the Owners except in so far as the time required for the repairs for which the Charterers are liable exceeds the time necessary to carry out the Owners’ work. ISPS Clause (See Clause 74.)

~~(i)~~	~~BIMCO ISPS Clause for Time Charter Parties:~~

~~(i)~~	~~(A) In accordance with the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) in relation to the Vessel, the Owners shall procure that both the Vessel and “the Company” (as defined by the ISPS Code) shall comply with the requirements of the ISPS Code relating to the Vessel and “the Company”. Upon request the Owners shall provide a copy of the relevant International Ship Security Certificate (or the Interim International Ship Security Certificate) to the Charterers. The Owners shall provide the Charterers, with the full style contact details of the Company Security Officer (CSO).~~

~~(B) Except as otherwise provided in this Charter Party, loss, damage, expense or delay, excluding consequential loss, caused by failure on the part of the Owners or “tote Company” to comply with the requirements of the ISPS Code or this Clause shall be for the Owners’ account.~~

~~(ii)~~	~~(A) The Charterers shall provide the CSO and the Ship Security Officer (SSO)/Master with their full style contact details and, where sub-letting is permitted under the terms of this Charter Party, shall ensure that the contact details of all subcharterers are likewise provided to the CSO and the SSO/Master. Furthermore, the Charterers shall ensure that all sub-charter parties they enter into during the period of this Charter Party contain the following provision:~~

~~“The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the charter party, shall ensure that the contact details of all subcharterers are likewise provided to the Owners”.~~

~~(B) Except as otherwise provided in this Charter Party, loss, damage, expense or delay, excluding consequential loss, caused by failure on the part of the Charterers to comply with this Clause shall be for the Charterers’ account.~~

~~(iii)~~	~~Notwithstanding anything else contained in this Charter Party all delay, costs or expenses whatsoever arising out of or related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes and inspections, shall be for the Charterers’ account, unless such costs or expenses result solely from the Owners’ negligence. All measures required by the Owners to comply with the Ship Security Plan shall be for the Owners’ account.~~

~~(iv)~~	~~If either party makes any payment which is for the other party’s account according to this Clause, the other party shall indemnify the paying party.~~

17.	Bills of Lading, Waybills and Other Contracts of Carriage

(a) Signing Contracts of Carriage:

(i)	The Charterers and/or their agents are hereby authorised by the Owners to sign bills of lading, waybills, through bills of lading, or multimodal bills of lading (hereinafter collectively referred to as Contracts of Carriage) on the Owners’ and/or Master’s behalf without prejudice to the terms and conditions of this Charter Party. However, if requested by the Charterers in writing, the Master shall sign Contracts of Carriage as presented.

The Charterers shall indemnify the Owners and the Master against all consequences and liabilities arising therefrom.

(ii)	In the event the Master, Charterers and/or their agents, pursuant to the provisions of Clause 17(a)(i) above, sign Contracts of Carriage which extend the Owners’ responsibility beyond the period during which the cargo is on board the Vessel the charterers shall indemnify the Owners against any claims for loss, damage or expense which may result therefrom

(iii)	Neither the Charterers nor their agents shall permit the issue of any Contracts of Carriage (whether or not signed on behalf of the Owners or on behalf of the Charterers or on behalf of any Sub-charterers) incorporating, where not compulsorily applicable, the Hamburg Rules or any other legislation giving effect to the Hamburg Rules or any other legislation imposing liabilities in excess of Hague or Hague-Visby Rules.

(iv)	The Charterers warrant that Contracts of Carriage issued in respect of the carriage of containers and goods under this Charter Party shall contain the following clauses:

(1) A “Clause Paramount” applying the Hague or Hague-Visby Rules or a carriage of goods by sea statute making either of these mandatorily applicable, in either case according to the practice prevalent at the port(s) of loading.

(2) A “New Jason” clause.

(3) A “General Average” clause providing for adjustment at a port or place at the option of the Carrier, as defined in the Contracts of Carriage, according to the York-Antwerp Rules 1994.

(4) A “Himalaya” or “Circular Indemnity” clause giving the Owners the benefit of the bill of lading terms and conditions and/or protection from tortious claims by third parties.

(5) A “Both-to-Blame Collision” clause.

(b) Payment and Indemnity. The Charterers shall pay for and/or indemnify the Owners against any loss, damage or expense which results from any breach of the provisions of this Clause 17.

18.	Charterers’ Responsibilities/Liabilities

(a) Claims: Except as provided in Clause 19, and without prejudice to the Charterers’ right to initiate recovery against the Owners under Clause 19, the Charterers shall be responsible for all third party claims in respect of any liability or expense whatsoever and howsoever arising in connection with the containers and/ or goods carried pursuant to this Charter Party or to any contract of carriage issued pursuant hereto.

(b) Claims Handling: The Charterers shall handle, defend and/or settle at their own expense all third party claims in respect of any liability or expense whatsoever and howsoever arising in connection with containers and/or goods carried pursuant to this Charter Party, save for limitation proceedings. (See Clause 19(f))

If any such claims as mentioned under Clause 18(a) shall nevertheless be made against the Owners or against any vessel owned by the Owners, the Charterers will, at the Owners’ option, either:

(i)	take over the handling and defence of such claims and settle same at their own expense obtaining, where appropriate, releases in joint names or,

(ii)	put the Owners in funds to meet legal fees, witness and third party expenses, excluding the Owners’ own office expenses, any court judgment or arbitration award, and settlement payments, the Owners obtaining where appropriate releases in joint names, without prejudice to the Charterers’ right to initiate recovery under the provisions of this Charter Party.

(c) General Indemnity: The Charterers shall indemnify the Owners against any expenses, fines, liabilities, losses, damages, claims or demands which the Owners may incur or suffer by reason of any failure of the containers or goods or the documentation relating thereto to comply with any relevant laws, regulations, directions or notices of customs, port and any other authorities, or by reasons of any infestation, contamination or condemnation of containers or goods or infestation, damage or contamination of the Vessel by the Charterers’ containers or goods or otherwise by reason of the Charterers’ breach of any provisions of this Charter Party. The Charterers shall also indemnify the Owners for all loss, costs and expenses suffered by the Owners in procuring the release of the Vessel where the Vessel is arrested by virtue of an act or omission of the Charterers, their servants or agents.

(d) Agency: The Owners authorise and empower the Charterers to act as the Owners’ agents to ensure that, as against third parties, the Owners will have the benefit of any immunities, exemptions or liberties regarding the cargo or its carriage. Subject to the provisions of Clause 17 the Charterers shall have no authority to make contracts imposing any obligations whatsoever upon the Owners in respect of the cargo or its carriage.

(e) General Average Exclusion: Nothing in this Clause 18 shall apply to preclude any claim made by the owners of any property on board the Vessel for general average contribution in accordance with the York-Antwerp Rules 1994.

(f) Claims Authority: The Charterers shall make no payment in excess of the amount stated in Box 28 in settlement of a claim for which they intend to seek recovery from the Owners without prior consultation with the Owners.

The Owners authorise the Charterers to grant extensions of time in respect of such claims provided the Charterers give the Owners immediate notice thereof.

(g) Personal Injury: The Charterers shall indemnify the Owners against any claims incurred by the Owners with respect to death or personal injury of crew members whilst carrying out repair works in accordance with Clause 20. The Charterers shall further indemnify the Owners against any claims for death or personal injury made by the Charterers’ servants, agents or sub-contractors, unless and to the extent that such claims are caused or contributed to by the negligence of the crew.

19.	Owners’ Responsibilities/Liabilities

(a) Containers and Goods: The Owners shall be liable for loss, damage or expense in respect of containers and goods arising or resulting from:

(i)	their failure to exercise due diligence before and at the commencement of the voyage to make the Vessel seaworthy and to properly man, equip and supply her and make all parts of the Vessel in which containers and goods are carried fit and safe for their reception, carriage and preservation, unless the Charterers order containers or goods to be loaded in parts of the Vessel which the Master considers to be unfit, in which case the Charterers shall indemnify the Owners and hold them harmless;

(ii)	their failure to exercise due diligence to properly and carefully carry, keep and care for the containers and goods while on board the Vessel;

(iii)	unreasonable deviation from the voyage ordered or approved by the Charterers;

(iv)	defective lashing equipment supplied by the Owners or improper lashing pattern design;

(v)	their failure to exercise due diligence to ensure that at the commencement of the voyage the lashings are executed correctly and serviced during the voyage;

(vi)	their failure to exercise due diligence to maintain in good working order the lashings and securing equipment.

(b) Charterers’ Cargo: If the cargo is the property of the Charterers, the Owners shall have the same responsibilities and benefits as they would have had under this Clause had the cargo been the property of a third party and carried under a bill of lading incorporating the Hague-Visby Rules.

(c) Personal Injury: Except as provided for in Clause 18(g) and unless caused or contributed to by the negligence of the Charterers, their servants, agents or sub-contractors or any defect in the Charterers’ containers and/or goods and/or gear and/or equipment, the Owners shall indemnify the Charterers against any claims for death or personal injury having a direct connection with the operation of the Vessel.

(d) Limitation of Liability: Subject always to the Owners’ right to limit liability under the applicable limitation convention, the liability of the Owners to the Charterers for loss, damage or expense in respect of goods and containers as herein provided shall be limited as follows:

(i)	In respect of goods liability shall be limited to SDR666.67 per package or unit or SDR2.00 per kilo of gross weight of the goods lost or damaged, whichever is the higher.

(ii)	In respect of containers, liability shall be the reasonable cost of repair or the value of the container at the time of such loss or damage, whichever is the lesser. The value of a leased container is the value stated in the lease agreement and for an owned container it is its market value. For the purpose of this Charter Party containers not owned or leased by the Charterers shall be regarded as goods for liability purposes.

(e) Cargo Claim and Time Bar: Definition—For the purpose of this Clause 19(e), “Cargo Claim” means a claim for loss, damage, shortage (including slackage, ullage or pilferage), overcarriage of or delay to cargo including customs fines or fines in respect of such loss, damage, shortage, overcarriage or delay and includes:

(i)	any legal costs or interest claimed by the original claimant making such a claim;

(ii)	all legal, Club correspondents’ and experts’ costs reasonably incurred in the defence of or in the settlement of the claim made by the original claimant, but shall not include any costs of whatsoever nature incurred in making a claim or in seeking an indemnity under this Charter Party.

In respect of any Cargo Claims as between the Owners and the Charterers, brought under this sub-clause 19(e), unless extensions of time have been sought or obtained from one party by the other or notice of arbitration has been given by either party, such claim(s) shall be deemed to be waived and absolutely time barred upon the expiry of two years reckoned from the date when the cargo was or should have been delivered. When the Hamburg Rules apply compulsorily the above time bar shall be extended to three years.

(f) Limitation Proceedings: The Owners shall control and conduct any limitation proceedings on the joint behalf of the Owners and the Charterers. If successful, any unrecovered costs of such proceedings shall be borne equally between the Owners and the Charterers. If unsuccessful, the costs shall be borne by the party responsible under the terms of this Charter Party for the factor which caused the proceedings to fail. If more than one factor contributed and the Owners and the Charterers were each responsible for at least one factor the costs shall be borne equally.

20.	Refrigerated Goods

In respect of integral refrigerated containers or any other container with any machinery for temperature/ atmosphere control containing goods, the Owners shall only be responsible for the provision of electrical power (see Clause 11(e)). The Owners shall monitor and record the performance of all such units minimum once daily whilst on board in accordance with the Charterers’ instructions and to repair and rectify any breakdown, fault or deficiency which may occur in respect of such units, using the resources on board the Vessel, however always subject to weather conditions. The Charterers shall furnish the Master with separate written instructions as regards the temperature setting of each reefer container and cooling/carriage instructions to be maintained during the voyage. The Charterers shall arrange for reefer repair kit and manuals to be placed on board the Vessel which shall include specialised tools and spare parts. Such repair kits shall be replenished by the Charterers upon the Master’s request.

If repair works are performed by the crew, all additional expenses incurred by the Owners, including crew time and spare parts not already supplied and paid for by Charterers, shall be for the account of the Charterers and during the performance of the repair work the crew shall be considered as the Charterers’ servants. The Charterers to pay for such works as stated in Box 30. If, however, resources on board are still insufficient, the Owners shall immediately notify the Charterers so they may take action to obtain any required spares or specialised repair facilities.

Except as provided above, the Owners shall not be liable for malfunctioning of integral refrigerated containers and power packs put on board by the Charterers.

The Owners after having sought Charterers’ consent shall be entitled to reject and require the Charterers to discharge any container loaded at a temperature not within the required carriage temperature range. If, at the Charterers’ request, the Owners consent to receive and carry such container(s), the Charterers shall hold the Owners harmless and indemnify them against all consequences thereof ~~and the Bills of Lading shall be appropriately claused.~~ In respect of blown-air containers, the Owners shall be responsible only to maintain the supply of air at the required temperature to the containers, provided proper instructions are given to the Master by the Charterers and the containers are presented at the carriage temperatures. (See also Clause 35.)

21.	Exceptions

As between the Owners and the Charterers, responsibility for any loss, damage, delay or failure of performance under this Charter Party not dealt with in Clauses 18 and 19 shall be subject to the following mutual exceptions:

Act of God, act of war, act of terrorism, civil commotions, strike, lockouts, restraint of princes and rulers, and quarantine restrictions.

In addition, any responsibility of the Owners not dealt with in Clause 19 shall be subject to the following exceptions:

Any act, neglect or default of the Master, pilots or other servants of the Owners in the navigation or management of the Vessel, fire or explosion not due to the personal fault of the Owners or their manager, collision or stranding, unforeseeable breakdown of or any latent defect in the Vessel’s hull, equipment or machinery.

The above provisions shall in no way affect the provisions as to off-hire in this Charter Party.

22.	Navigation

Nothing herein stated is to be construed as a demise of the Vessel to the Charterers. The Owners shall remain responsible for the navigation of the Vessel, acts of pilots and tug boats, insurance, crew, and all other matters, same as when trading for their own account.

23.	Insurances

(a) Hull and Machinery: The Owners shall insure the Vessel under Institute Time Clauses or similar clauses for INL trading against loss, damage and collision liabilities for the insured value as stated in Box 23. Upon 10 days notice to the Charterers, the Owners shall be entitled to effect any reasonable change to the insured value of the Vessel. The Charterers shall take out insurance for Charterers’ liability to hull for the insured value of the Vessel. The Owners agree that their insured value for the purpose of this Clause shall represent the Charterers maximum liability to the Owners for damage to the Vessel in accordance with Clause 16(h), including time spent on repairs.

(b) Protection and Indemnity (P&I): The Owners ~~and the Charterers~~ shall ensure that the Vessel is fully covered with their ~~respective~~ P&I Clubs as indicated in Boxes 26 ~~and 27~~. The Owners and the Charterers shall not change P&I Clubs without the prior written consent of the other party, which shall not be unreasonably withheld.

(c) War Risks: Notwithstanding the provisions of Clause 25(d)(i), the Owners shall insure the Vessel against War Risks and War P&I Risks for INL trading areas but excluding any restricted or prohibited areas or areas designated as a war zone and irrespective of whether or not insurance may be available on payment of an additional premium.

(d) Maintenance of Insurances: The Owners and Charterers warrant that the above insurances will be maintained with all calls paid up to date throughout the currency of this Charter Party.

24.	BIMCO Ice Clause for Time Charter Parties

(a) The Vessel shall not be obliged to force ice but, subject to the Owners’ approval having due regard to its size, construction and class, may follow ice-breakers.

(b) The Vessel shall not be required to enter or remain in any icebound port or area, nor any port or area where lights, lightships, markers or buoys have been or are about to be withdrawn by reason of ice, nor where on account of ice there is, in the Master’s sole discretion, a risk that, in the ordinary course of events, the Vessel will not be able safely to enter and remain at the port or area or to depart after completion of loading or discharging. If, on account of ice, the Master in his sole discretion considers it unsafe to proceed to, enter or remain at the place of loading or discharging for fear of the Vessel being frozen in and/or damaged, he shall be at liberty to sail to the nearest ice-free and safe place and there await the Charterers’ instructions.

(c) Any delay or deviation caused by or resulting from ice shall be for the Charterers’ account and the Vessel shall remain on-hire.

(d) Any additional premiums and/or calls required by the Vessel’s underwriters due to the Vessel entering or remaining in any icebound port or area, shall be for the Charterers’ account.

25.	War Risks (CONWARTIME 2004)

(a) For the purpose of this Clause, the words:

(i)	“Owners” shall include the shipowners, bareboat charterers, disponent owners, managers or other operators who are charged with the management of the Vessel, and the Master; and

(ii)	“War Risks” shall include any actual, threatened or reported war, act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, laying of mines, acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which, in the reasonable judgement of the Master and/or the Owners, may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

(b) The Vessel, unless the written consent of the Owners be first obtained, shall not be ordered to or required to continue to or through, any port, place, area or zone (whether of land or sea), or any waterway or canal, where it appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Master and/or the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, she shall be at liberty to leave it.

(c) The Vessel shall not be required to load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent’s right of search and/or confiscation.

(d)(i) The Owners may effect war risks insurance in respect of the Hull and Machinery of the Vessel and their other interests (including, but not limited to, loss of earnings and detention, the crew and their Protection and Indemnity Risks), and the premiums and/or calls therefor shall be for their account.

(ii)	If the Underwriters of such insurance should require payment of premiums and/or calls because, pursuant to the Charterers’ orders, the Vessel is within, or is due to enter and remain within, or pass through any area or areas which are specified by such Underwriters as being subject to additional premiums because of War Risks, then the actual premiums and/or calls paid shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due, or upon redelivery, whichever occurs first.

(e) If the Owners become liable under the terms of employment to pay to the crew any bonus or additional wages in respect of sailing into an area which is dangerous in the manner defined by the said terms, then the actual bonus or additional wages paid shall be reimbursed to the Owners by the Charterers at the-same time as the next payment of hire is due, or upon redelivery, whichever occurs first.

(f) The Vessel shall have liberty:

(i)	to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or other Government to whose laws the Owners are subject, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii)	to comply with the order, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(iii)	to comply with the terms of any resolution of the Security Council of the United Nations, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement;

(iv)	to discharge at any other port any cargo or part thereof which may render the Vessel liable to confiscation as a contraband carrier;

(v)	to call at any other port to change the crew or any part thereof or other persons on board the Vessel when there is reason to believe that they may be subject to internment, imprisonment or other sanctions.

(g) If in accordance with their rights under the foregoing provisions of this Clause, the Owners shall refuse to proceed to the loading or discharging ports, or any one or more of them, they shall immediately inform the Charterers. No cargo shall be discharged at any alternative port without first giving the Charterers notice of the Owners’ intention to do so and requesting them to nominate a safe port for such discharge. Failing such nomination by the Charterers within 48 hours of the receipt of such notice and request, the Owners may discharge the cargo at any safe port of their own choice. (h) If in compliance with any of the provisions of subclauses (b) to (g) of this Clause anything is done or not done, such shall not be deemed a deviation, but shall be considered as due fulfilment of this Charter Party.

26.	BIMCO Dispute Resolution Clause

*)(a) ~~This Charter Party shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Charter Party shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.~~

~~The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall-appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.~~

~~Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.~~

~~*)(b) This Charter Party shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Charter Party shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~

~~*)(c) This Charter Party shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Charter Party shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~ (See Clause 29.)

~~(d)~~ (b) Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Charter Party.

In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:

(i)	Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the “Mediation Notice”) calling on the other party to agree to mediation.

(ii)	The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal (“the Tribunal”) or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.

(iii)	If the other party does not agree to mediate, that fact may be: brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as t between the parties.

(iv)	The mediation shall not affect the right of either 1 party to seek such relief or take such steps as it considers necessary to protect its interest.

(v)	Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.

(vi)	Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator’s costs and expenses.

(vii)	The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration. (Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)

(e) If Box 32 in PART I is not appropriately filled in, sub-clause 26(a) of this Clause shall apply. Sub-clause 26(d) shall apply in all cases.

*) Sub-clauses 26(a), 26(b) and 26(c) are alternatives, indicate alternative agreed in Box 32.

27.	Commission

The Owners shall pay a commission at the rate stated in Box 33 to the Broker(s) stated in Box 33 on any hire paid under this Charter Party or any continuation or extension thereof. If the full hire is not paid owing to breach of Charter Party by either of the parties the party liable therefor shall indemnify the Brokers against their loss of commission.

Should the parties agree to cancel this Charter Party, the Owners shall indemnify the Brokers against any loss of commission but in such case the commission shall not exceed the brokerage on one year’s hire.

In signing this Charter Party the Owners acknowledge their agreement with the Brokers to pay the commissions described in this Clause.

28.	BIMCO Notices Clause

(a) All notices given by either party or their agents to the other party or their agents in accordance with the provisions of this Charter Party shall be in writing.

(b) For the purposes of this Charter Party, “in writing” shall mean any method of legible communication. A notice may be given by any effective means including, but not limited to, cable, telex, fax, e-mail, registered or recorded mail, or by personal service.

RIDER CLAUSES

To

Charter Party dated April 30, 2007

For

MV [Edyth L.; Frances L.; Courtney L.; Puritan]

Clause 29.	Law & Jurisdiction

This Contract and the rights and obligations of the parties under it shall be exclusively governed by and interpreted in accordance with the Maritime Law of the United States and to the extent that such body of law needs to be supplemented, by the laws of the State of New York, without regard to principles of conflicts of law. For the resolution of any and all disputes arising under or related to this Contract, the parties further irrevocably submit to the jurisdiction of the United States District Court for the Southern District of New York or, if that forum is jurisdictionally unavailable, the New York State Supreme Court for the County of New York. See also CL 26.

Clause 30.	Trades

See also Clauses 3, 21, 22, 80. At no time during the term of this Charter shall the Vessel be owned, controlled or chartered by, or carry cargo from or to, a company domiciled in any of the countries blocked by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), nor shall the Vessel be owned, controlled or chartered by, or carry cargo from or to, an entity that appears on OFAC’s list of Specially Designated Nationals and Blocked Persons (“SDN List”). Owners and Charters mutual obligations under this clause are continuing, and Owners and Charterers, as necessary, should refer to the current SDN List (found at www.treas.gov http://www.treas.gov/) to ensure compliance herewith.

Clause 31.	Owners to Pay and Maintain

(A) If at any time during the course of this charter, the Vessel’s hull and machinery are no longer in a thoroughly seaworthy, cargo worthy and efficient state then, notwithstanding any other provisions of this Charter and without prejudice to any other rights they may have, the Charterers may notify the Owners thereof in writing, and, if after the expiry of 10 days following the receipt by Owners of such notice, Owners have failed to demonstrate to Charterers’ satisfaction that they have made diligent efforts to restore the Vessel’s condition to comply with the terms of this charter, then Charterers shall have the right to terminate this charter and redeliver the Vessel, as of the date of Owners breach or upon the conclusion of any then cargo-laden voyage.

(B) Owners will maintain Vessel free of liens and/or arrests, except for ship mortgages.

Clause 32.	[*]

Clause 33.	Agents

It is understood Charterers’ Agents will also attend to Owners routine matters without agency fee.

However in case of major items such as but not limited to: major repairs, crew hospitalisation or disembarkation / embarkation, general average etc., Owners either to pay usual agency fee for the service/s required to Charterers’ Agents or to appoint their own Agent.

Clause 34.	Off-Hire and the Preservation of Charterer’s Service

(A) On each and every occasion that there is loss of time (whether by way of interruption in the Vessel’s service or, from reduction in the Vessel’s performance, or in any other manner)

(i) due to deficiency of personnel or stores; repairs; gas-freeing for repairs; time in and waiting to enter dry dock for repairs; breakdown (whether partial or total) of machinery, boilers or other parts of the Vessel or her equipment (including without limitation tank coatings); overhaul, maintenance or survey; collision, stranding, accident or damage to the Vessel; or any other similar cause preventing the efficient working of the Vessel; and such loss continues for more than twelve hours cumulatively in a 30 day period; or

(ii) due to unjustified refusal of the vessel to sail, breach of orders or neglect of duty on the part of the Master, Officers or Crew; or

(iii) for the purpose of obtaining medical advice or treatment for or landing any sick or injured person (other than a Charterers’ representative carried under Clause 30 hereof) or for the purpose of landing the body of any person (other than a Charterers’ representative), and such loss continues for more than twelve consecutive hours; or

(iv) due to detention of the Vessel by authorities at home or abroad attributable to legal action against or breach of regulations by the Vessel or the vessel’s Owners (unless brought about by the act or neglect of Charterers);

(v) by reason of an escape or discharge of oil from the vessel which causes or threatens to cause pollution, or pollution of any kind or the threat of pollution by an escape or discharge of oil or otherwise, then, without prejudice to any other rights the Charter may have herein, the Vessel shall be off-hire from the commencement of such loss of time until she is again ready and in an efficient state to resume her service from a position not less favorable to Charterers then that at which such loss of time commenced; provided, however, that any service given or distance made good by the Vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.

(B) Further and without prejudice to the foregoing, in the event of the Vessel deviating (which expression includes without limitation, putting back, or putting into any port other than that to which she is bound under the instructions of Charterers) for any cause or purpose, except for the express purpose of saving life at sea and /or life and property the

Vessel shall be off hire from the commencement of such deviation until the time when she is again ready and in efficient state to resume her service from a position not less favorable to Charterers than that at which the deviation commenced, provided, however, that any service given or distance made good by the Vessel whilst so off-hire shall be taken into account in assessing the amount to be deducted from hire. If the Vessel, for any cause or purpose, puts into any port other than the port to which she is bound on the instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by Owners. Should the Vessel be driven into any port or anchorage by stress of weather hire shall continue to be due and payable during any time lost thereby.

(C) If the vessel is off-hire for any reason other than a scheduled drydock, Owner shall [*]. Charterer will not pay charter hire in respect of the off-hire vessel during the off hire period but will resume payment of hire when the vessel is returned on hire and becomes available to Charterer. If a replacement vessel is needed and Owner can provide such a vessel, Charterer shall [*].

(D) If the Vessel’s flag state becomes engaged in hostilities, and Charterers in consequence of such hostilities, find it commercially disadvantageous to employ the Vessel and have given Owners written notice thereof, then, without prejudice to any other rights the Charterers may have pursuant to this charter, from the date of receipt by Owners of such notice until the termination of such commercial disadvantage, the Vessel shall be off-hire and Owners shall have the right to employ the Vessel for their own account.

(E) If as a result of Charterers’ failure to exercise due diligence under their trading, the Vessel is driven into port or to anchorage, any detention of the Vessel and/or expenses resulting from such detention to be for the Charterers’ account unless such detention and/or expenses, or the cause by reason of which either is incurred, be due to, or be contributed to by, the negligence of the Owners’ servants.

Clause 35.	Instructions

Where the Master receives instructions given by the Shipper during the course of this Charter Party which may conflict with or contradict the terms of this Charter Party or the Charterers’ instructions, the Master and/or Owner shall immediately seek clarification of the instructions from the Charterers. See also Clause 20.

Clause 36.	ISM Compliance

The Owner shall procure that the Vessel and “the Company” (as defined by the ISM Code) shall comply with the requirements of the ISM Code. Upon request the Owners shall provide a copy of the relevant Document of Compliance (DOC) and Safely Management Certificate (SMC) to the Charterers.

Except as otherwise provided in this Charter party, loss, damage, expense or delay caused by failure on the part of “the Company” to comply with the ISM Code shall be for the Owners’ account.

Clause 37.	Lump Sum Settlements

It has been agreed that each of the following items will be settled on a regular basis, which to be settled together with monthly hire:

Cables/communication	USD [*]/month
Lost/damaged lashing material	At actual Cost

Charterers and Owners to agree monthly lumpsum for lost lashings after 6 months trading when there is a better view of costs involved.

Lashing by crew	USD [*] per container lashed/unlashed
Reefer repair by crew	USD [*] per repair man-hour + materials used
Super cargo/victualling	USD [*] per day on board
Repair of stevedore damage by crew	USD [*] per repair man-hour + materials used.
Crane driven by crew	USD [*] per hour of crane driving, if permitted by port/stevedores

Clause 38.	Bills of Lading

Reference clause 13 (o): Charterers indemnity to Owners to include any/all inconsistency between this charter and the Bills of Lading or waybills signed by the Charterers or their agents or by the Master at their request.

Clause 39.	Stowaway Clause

(A)(i) The Charterers warrant to exercise due care and diligence in preventing stowaways in gaining access to the Vessel by means of secreting away in the goods and/or containers shipped by the Charterers.

(ii) If, despite the exercise of due care and diligence by the Charterers, stowaways have gained access to the Vessel by means of secreting away in the goods and/or containers shipped by the Charterers, this shall amount to breach of charter for the consequences of which the Charterers shall be liable and shall hold the Owners harmless and shall keep them indemnified against all claims whatsoever which may arise and be made against them. Furthermore, all time lost and all expenses whatsoever and howsoever incurred, including fines, shall be for the Charterers’ account and the Vessel shall remain on hire.

(iii) Should the Vessel be arrested as a result of the Charterers’ breach of charter according to sub-clause (a)(ii) above, the Charterers shall take all reasonable steps to secure that, within a reasonable time, the Vessel is released and at their expense put up bail to secure release of the Vessel.

(B)(i) If, despite the exercise of due care and diligence by the Owners, stowaways have gained access to the Vessel by means other than secreting away in the goods and/or containers shipped by the Charterers, all time lost and all expenses whatsoever and howsoever incurred, including fines, shall be for the Owners’ account and the Vessel shall be off hire.

(ii) Should the Vessel be arrested as a result of stowaways having gained access to the Vessel by means other than secreting away in the goods and/or containers shipped by the Charterers, the Owners shall take all reasonable steps to secure that, within a reasonable time, the Vessel is released and at their expense put up bail to secure release of the Vessel.

Clause 40.	House-to-House Bills of Lading

Charterers to keep owners harmless for any additional expenses and/or damages to containers and/or cargo if through or house-to-house bills of lading are signed, if damages/additional expenses occur after actual discharging or prior to loading of the containers and/or cargo from/on this vessel.

Clause 41.	Loading/Carriage of Empty Containers

Charterers will use best endeavours to see that all empty containers intended to be carried onboard this vessel are inspected by them/their servants prior to loading.

Clause 42.	Export and Import Permits

Export and/or import permits for Charterers’ cargo to be at Charterers’ risk and expense. Charterers to obtain and be responsible for all necessary permits to enter and/or trade in and out of all ports during the currency of this charter at their own risk and expense. Taxation or levies whatsoever for these purposes to be for Charterers’ account and to be paid by Charterers. Charterers to arrange the Standard Carrier Alpha Code (SCAC).

Clause 43.	Time is of the Essence

The parties recognize that in the performance of this charter under the terms and conditions contained herein, that time is of the essence.

Clause 44.	Non-Lien Provision Clause

Charterers will not suffer, nor permit to be continued; any lien or encumbrance incurred by them or their Agents, which might have priority over the title and interest of the Owners in the vessel.

In no event shall Charterers procure, or permit to be procured, for the vessel, any supplies, necessaries or services without previously obtaining a statement signed by an authorised representative of the furnisher thereof, acknowledging that such supplies, necessaries or services are being furnished on the credit. of Charterers and not on the credit of the vessel or of her Owners, and that the furnisher claims no maritime lien on the vessel therefor.

Clause 45.	Loss of Vessel

See also Clause 10 (Loss of Vessel) and Clause 34 (Off-Hire and the Preservation of Charterers’ Service). Any hire paid in advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of the estimated quantity of bunkers on board at the time of termination, at the value of the Charterers’ inventory onboard.

Clause 46.	Insurance

(A) Basic war risk insurance on the Vessel to be for Owners’ account but any extra war risk insurance premium on account of Vessel’s trading-area over and above basic one to be for Charterers’ account and payable by Charterers to the Owners upon presentation of original vouchers less rebate.

(B) Owners shall obtain from a member of the International Group of P & I Clubs at least USD [*] of insurance coverage against pollution liability and unlimited coverage against all other P and I risks and such insurance shall remain in force for the duration of the Charter. Owners further warrant that they will as soon as reasonably possible notify Charterers of any cancellation, lapse, reduction of, or condition imposed on Owners’ P & I coverage should it occur or become threatened and Owners as soon as reasonably possible to exercise due to diligence to re-effect P & I Insurance on the same terms as at the commencement of this charter party. If Owners fail to re-effect P& I Insurance then Charterers may, ten days after receiving notice of the cancellation, lapse, etc. have the right to terminate this charter. Charterers will maintain Charterers’ liability insurance.

(C) The vessel shall maintain a copy of the Certificate of Entry for P & I liability on board.

Clause 47.	Seaworthiness

Owners represent and warrant that at all times, during the term of this charter, they shall exercise due diligence to maintain the Vessel in a seaworthy and cargo worthy condition in all respects. Notwithstanding any other provisions of this charter, if, during the term of the charter, the Vessel is determined to be incapable of safely maintaining, caring for, or carrying Charterers’ cargo, then Charterers shall have the rights set out in clauses 31 and 35 herein.

Clause 48.	I.T.F. Compliance

Owners warrant that during the full duration of the charter, the Vessel’s manning is and will be in accordance with I.T.F. standards or an equivalent Bona Fide trade union agreement for worldwide trading. Any consequences and losses, if due to noncompliance, to be for Owners’ account.

Clause 49.	Arrest

(A) Should the Vessel be arrested, captured, seized or detained during the currency of this charter, by any person or authority having or purporting to have any claim against or any interest in the Vessel, hire under this charter shall not be payable in respect of actual time lost for any period whilst the Vessel remains under arrest or remains unemployed as the result of such arrest. Owners shall reimburse and indemnify Charterers and/or Charterers’ affiliates from all damages and incremental costs sustained by reason of the Vessel’s arrest, seizure, detention, provided that the grounds for such arrest, seizure or detention do not arise out of Charterers’ acts or conduct. In relation to the off-hire, the provisions of Clause 35 shall apply.

(B) Notwithstanding Subelause (A) hereof, should the Vessel remain under arrest for more than [*], Charterers shall have the right to terminate this Charter and redeliver the Vessel within 10 days thereafter, or upon the conclusion of any then cargo-laden voyage.

Clause 50.	Bills of Lading

(A) The Master (although appointed by Owners) to be under the orders of the Charterers as regards employment, agency, or other arrangements and shall sign bills of lading as Charterers or their agents may direct. The Charterers to indemnify the Owners against all consequences or liabilities arising from the Master, Officers or agents signing bills of lading in accordance with such directions, to the extent that the terms of such bills of lading expand Owners’ liabilities under this charter, as well as from any irregularity in the Vessel’s papers if prepared by Charterers or their servants and/or agents or for over-carrying goods, provided that such indemnity shall not apply where Owners’ liability arises out of any fault, error or omission on the part of the Owners, Master, Officers or their agents or servants. The Owners not to be responsible for shortage, mixture, marks, nor for number of pieces or packages save that Owners to be responsible for any damage to or claims on cargo caused by fault, error or omission of the Master, Officers or Crew.

(B) At their option, the Charterers or their agents are authorized to sign bills of lading on behalf of the Master, in accordance with loading tally or mate’s receipts, etc.

(C) A discharge port named in bills of lading is not to constitute a declaration of discharge port pursuant to this Charter and Charterers retain the right to order the Vessel to any port within the terms of this charter. Charterers agree to indemnify Owners against claims brought by holder(s) of bills of lading against Owners by reason of a change of destination.

(D) At its option, Charterers may require delivery of cargo to be made without presentation of the original bills of lading upon giving Owners a letter of indemnity in the form annexed hereto as Exhibit A, which shall automatically become null and void upon presentation to Owners of one (1) out of three (3) original bills of lading, or thirteen (13) months after completion of discharge, whichever occurs first, provided, no relevant legal proceedings have by then been brought against Owners.

Clause 51.	Vessel Maintenance, Drydocking and Breakdown

(A) Cleaning and/or drawing pistons of main engine whenever possible to be done during port service, however if additional time is required in port, then provided Owners give [*] notice thereof in order to coordinate with Charterers schedule, Charterers will endeavor to assist to allow permit the Vessel to accomplish such work, any such occurrence to be limited to once every [*]. Off hire and preservation of Charterer’s service as per Clause 34.

(B) The Owners to clean the Vessel’s bottom and paint the Vessel’s side as frequently as may be necessary in order to maintain the chartered speed. In case the Vessel’s bottom is so fouled that it is unable to keep the chartered speed, the Vessel may be placed off hire as provided under Clause 34 unless the vessel has been ordered by Charterer’s to wait for more than 20 consecutive days in tropical waters.

(C) Time for dry-docking to be mutually agreed between Owners and Charterers which so far as is possible shall be the [*]. The vessel to be off hire for the time lost as a consequence of the dry-docking from the agreed point of deviation until it returns to an equivalent point. Any bunkers consumed will be at Owners expense at Charterer’s last prices.

(D) If the vessel chartered from Owner is to be taken off-hire for a scheduled dry dock, the Owner and Charterer will [*].

Clause 52.	Assignment, Ownership and Operation

(A) Notwithstanding any other provisions of this charter, Charterers may assign all of their rights and obligations hereunder to any affiliate which may, in turn, reassign to any other affiliate. Charterers to remain fully responsible for the full and correct fulfillment of this charter.

(B) Owners have the duty to immediately inform the Charterers of their intention to change the Vessel’s ship management and crewing services or transfer ownership or fag of the Vessel during the period of this charter. Without Charterers’ written consent, which is not to be unreasonably withheld, Owners are not entitled to transfer ownership, change the Vessel’s flag or alter the crewing and/or technical management.

Owners will provide ship management and crewing services for the Vessel using parties approved in advance by Charterer, which approval is not to be unreasonably withheld. [*]

(C) In the event of a change in ownership, control or controlling management of one of the parties to this Charter, the other party shall have the option of terminating this Charter without incurring any further liability. Further if the vessel is sold or its ownership otherwise transferred during the term of this charter, Charterers may elect to either terminate the Charter or continue its operation with the new Owners. For the purpose of this clause, “change in ownership, control or controlling management” shall mean an occurrence whereby:

(i) direct or indirect control of at least fifty percent (50%) of the voting rights required to elect a majority of the party’s directors, is transferred or sold; or

(ii) at least fifty percent (50%) of the party’s outstanding shares of stock are sold or transferred to a third party or parties; or,

(iii) direct or indirect ownership or control of all or substantially all of the party’s assets reasonably required for the performance of this Charter is transferred or sold;

Each party shall promptly disclose to the other circumstances which might meet any of the provisions of subparagraphs (i) - (iii) hereof, and to respond promptly and fully to the inquiries of a party who reasonably believes that such circumstances may exist.

Clause 53.	General Average

(A) General average to be settled and adjusted in London according to the York/Antwerp rules 2004 as amended and English Law to apply. Hire not to contribute to general average.

(B) In addition to any other rights Charterers may have, and if requested by Charterers, Owners will release one or more cargoes to Charterers for transshipment from a port of refuge by and at the expense of Charterers in exchange for a nonseparation of interest agreement, general average bond from Charterers, and a general average undertaking from

Charterers’ underwriters in the customary forms. Charterers’ transshipment expenses, up to the general average expenses saved, are to be treated like the general average expenses saved, as if those expenses had actually been incurred and paid for by Charterers. Transshipment shall not affect the freight rate which shall be based on a voyage to the discharge port fixed by, the charter, or otherwise declared by Charterers in accordance with the terms of the charter. If freight at risk, Charterers shall be credited for the Vessel’s daily manning and insurance costs as well as port expenses saved for any part of the voyage not required to be made by reason of transshipment. Bills of lading for such transshipment cargos are deemed to be accomplished on completion of transfer to the transshipping vessel, and port of refuge where transfer is made shall be treated as a discharge port, except for purposes of calculating the freight rate.

(C) Any amounts allowable in general average for wages, provisions and stores shall be credited to Charterers insofar as such amounts are in respect of a period when the Vessel is on hire.

Clause 54.	Carriage of Containers

(A) The provisions of this clause shall apply in relation to the carriage of containerized cargo pursuant to this Charter notwithstanding anything to the contrary elsewhere herein.

(B) If at any time during the course of this Charter Charterers intend to utilize vessel’s capacity to carry containers on and/or under deck, Charterers shall give written notice to Owners to that effect, whereupon Owners shall deliver the vessel with a complete set of lashing material and a stock of spare lashing equipment and Charterers shall supply the vessel with a stock of spare parts including spare freon together with a repair/operating manual, such as would be reasonably necessary for those on board to carry out small repairs to Charterers’ refrigerated containers. During the currency of this charter, the Master shall regularly advise Charterers in respect of available lashing material and spare equipment on board, and as soon as possible after Master’s written particularized request Charterers shall in accordance with such request, insofar as such request is reasonable (i) replenish or cost reimburse, in his option, any and all damaged and/or lost lashing gear and (ii) for refrigerated containers, deliver spares and freon.

(C) Subject as is elsewhere provided in this clause, the nature, condition, quality, quantity as well as the loading and securing of cargo inside containers shall remain entirely at Shippers’/Charterers’ risk, expense and responsibility and any and all containers stowed on and/or under deck shall be properly sealed by Custom Authorities, if so customary, after stuffing and before loading. Shippers/Charterers are responsible for proper setting of temperature dials on refrigerated containers. When loading, the Charterers shall duly furnish the Master with a manifest showing the number of containers stowed on/under deck, the contents, weight of each container, container- and seal-identification numbers (if available).

(D) Charterers shall furnish the Master with separate written instructions as regards the temperature setting of each refrigerated container and cooling/carriage instructions to be maintained during the sea-voyage for those.

(E) Owners shall care for and be responsible for damage and/or loss to containers and/or cargo carried inside said containers, whether carried on deck or not, in accordance with Hague/Hague-Visby Rules or, if applicable, the United States Carriage Of Goods by Sea Act (US COGSA) rules.

(F) Without prejudice to the generality of the above duties and responsibilities Owners, the Vessel’s Master and Crew shall:

(i) supply electric power to reefer containers from loading and throughout the duration of the voyage;

(ii) properly and regularly check and where necessary to tighten the lashings of all containers;

(iii) monitor the temperature setting of the refrigerated containers taking and retaining written note of the temperatures of the refrigerated containers, all as far as reasonably and practically possible;

(iv) whenever necessary and insofar as possible, do their utmost in repairing any deficiency in the containers or in container operation, provided spare parts are available;

(v) immediately inform Charterers about any irregularity in container or container operation, enabling Charterers to furnish the Master with additional instructions.

(G) Any damage sustained to containers and/or cargo inside said containers, for which the Owners may be responsible and liable, shall be notified in writing by Charterers to Owners immediately, enabling Owners to investigate the cause and extent of the damage accordingly.

(H) Owners will in no way be held responsible for shipment of defective containers.

(1) Any damage to container(s) and/or the ship, her tackle, apparel, furniture or any other item resulting from the carriage of containers on/under deck (including damages arisen during loading and/or discharging) shall be repaired at Charterers’ expense and in Charterers’ time, unless caused in whole or in part by Owners or unless resulting from a deficiency in the condition of lashing gear supplied by Owners, whether or not such deficiency was discoverable by the exercise of due diligence.

(J) The Master will notify the supercargo or Charterers’ Agents within 12 hours, after discovery of any such damage at the loading port. The Master will notify the responsible party, in writing, requesting a written acknowledgement of such notification. Unless the damage has been repaired in the meantime by the responsible party, Master shall invite Charterers (agents) or supercargo in writing for a joint survey, in order to define and estimate the damage. Compliance with this procedure shall be a condition precedent to Charterers’ liability for any such damage. If any damage so caused to the ship is repaired after redelivery, Charterers shall pay all proven costs of repair including loss of time, if any, upon first written demand.

(K) The vessel to be redelivered with the same quantity of lashing material/spare parts and freon in the same good condition/quality as upon delivery (ordinary wear and tear excepted). Any damaged and or lost equipment to be replaced by Charterers at their expense. Any surplus of lashing materials/spare parts/freon supplied by Charterers on their own account will remain Charterers’ property and to be returned to and for account of Charterers.

Clause 55.	U.S. Customs Advance Notification Clause/AMS Clause

(A) If the Vessel loads or carries cargo destined for the US or passing through US ports in transit, the Charterers shall comply with the current US Customs regulations (19 CFR 4.7) or any subsequent amendments thereto and shall undertake the role of carrier for the purposes of such regulations and shall, in their own name, time and expense:

(i) Have in place a SCAC (Standard Carrier Alpha Code);

(ii) Have in place an ICB (International Carrier Bond);

(iii) Provide the owners with a timely confirmation of i) and ii) above; and

(iv) Submit a cargo declaration by AMS (Automated Manifest System) to the US Customs and provide the Owners at the same time with a copy thereof.

(B) The Charterers assume liability for and shall indemnify, defend and hold harmless the Owners against any loss and/or damage whatsoever (including consequential loss and/or damage) and/or any expenses, fines, penalties and all other claims of whatsoever nature, including but not limited to legal costs, arising from the Charterers’ failure to comply with any of the provisions of sub-clause (a). Should such failure result in any delay then, notwithstanding any provision in this Charter Party to the contrary, the Vessel shall remain on hire.

(C) If the Charterers’ ICB is used to meet any penalties, duties, taxes or other charges which are solely the responsibility of the Owners, the Owners shall promptly reimburse the Charterers for those amounts.

(D) The assumption of the role of carrier by the Charterers pursuant to this Clause and for the purpose of the US Customs Regulations (19 CFR 4.7) shall be without prejudice to the identity of carrier under any bill of lading, other contract, law or regulation

Clause 56.	Deck Cargo

The full deck is to be at Charterers’ disposal for cargo, subject to vessel’s stability, trim and permissible weights. Any deck cargo, unless properly stowed in containers including flatracks, is carried at Charterers’ risk, expense and responsibility for loss or damage unless caused by the negligence of the vessel or crew. Bills of Lading for non-containerised cargoes to be claused “shipped on deck at Shippers’, Receivers’ risk, expense, responsibility without any liability on the part of the vessel or her Owners for any loss, damage, expense or delay unless due to Owners’ negligence. Any damage caused to the vessel by such deck cargo to be repaired at Charterers’ time, risk and expense. Above shall not relieve the Owners nor the Master from their responsibility of proper stowage, lashing and care for Charterers’ deckcargo, including safe and protective navigation.

Clause 57.	Hire Remittance

Hire/bunkers to be tele-remitted free of charge to Owners’ bank account:

TBA Prior to Closing

Clause 58.	Redelivery/Redelivery

Delivery ATDN SHINC worldwide, at Charterer’s nominated port. Delivery under the TC will need to take place at the same time as delivery under the sale contract. Redelivery ATDN SHINC DLOSP worldwide at Charterer’s nominated port.

Clause 59.	Sludge Removal

Sludge removal to be for Owners account.

Clause 60.	Fuel Testing

Owners are members of a Class approved testing program and will test all bunkered fuel and will share the result with the Charterers prior to use. Charterers to advise email address on which they would like to receive copy the test results. Costs of such tests shall be for Owners’ account.

Clause 61.	Tracking

Owners allow the vessel to be tracked via internet.

Clause 62.	E-Mail

The vessel has E-Mail on board.

Clause 63.	Place of Delivery

As per MOA dated April 30, 2007.

Clause 64.	Hamburg Rules

Neither the Charterers nor their agents shall permit the issue of any bill of lading, waybill or other document evidencing a contract of carriage (whether or not signed on behalf of the owner or on the Charterers’ behalf or on behalf of any sub-charterers) incorporating, where not compulsorily applicable, the Hamburg rules or any other legislation giving effect to the Hamburg rules or any other legislation imposing liabilities in excess of Hague or Hague/Visby or COGSA rules. Charterers shall indemnify the owners against any liability, loss or damage which may result from any breach of the foregoing provisions of this clause.

Clause 65.	Drug Smuggling Clause

(A) Both Owners and Charterers agree to exercise the highest degree of care and diligence, in order to prevent or detect the illegal trafficking of drugs or other contraband on board the ship, cargo, containers or other equipment carried on board during the voyage. If despite these efforts, drugs or other contraband is discovered in the ship, cargo, containers or equipment carried, resulting in a delay to the voyage and/or governmental authorities imposing a fine and/or penalty, then the Parties agree that a rebuttable presumption shall arise in apportioning liability and all related losses, costs and expenses, including legal fees and expenses as follows:

(i) Resulting fines and penalties for drugs or contraband found within an area of the ship under the primary and exclusive control of the Owners’ officers and crew are to be 100% for Owners’ account.

(ii) Resulting fines and penalties for drugs of contraband found secreted on board in areas of common access to the both the ship’s officers/crew and shoreside personnel to be [*]% for Owners and [*]% for Charterers account.

(iii) Notwithstanding anything agreed to the contrary under sub.(ii) above, when drugs or contraband are found within the cargo, containers or other equipment introduced on board at the Charterers’ directions, resulting fines or penalties are to be 100% for Charterers account.

(B) In the event of a dispute between the parties as to the apportionment of liability under this clause, the judicial/arbitral tribunal empowered to resolve disputes between the parties shall weigh the evidence submitted by or on behalf of the parties and if the tribunal finds clear and convincing evidence of culpability on the part of either party or their respective servants or agents, it may conclude the applicable presumption outlined above to be rebutted and apportion liability as the evidence and justice dictate.

(C) The Owners warrant that they are signatories to the United States Sea Carrier Initiative Agreement with the US Customs service.

Clause 66.	Spreaders

Owners will arrange for own spreaders if needed. Charterers to exercise due diligence in monitoring Owners’ spreaders and to report to Owners in writing immediately damages to and/or malfunctioning of Owner’s spreaders, to put Owners in a position to take necessary steps to remedy situation.

Clause 67.	US Trade Unique Bill of Lading Identifier Clause

The Charterers warrant that each transport document accompanying a shipment of cargo destined to a port or place in the USA, shall have been endorsed with a unique bill of lading identifier as required by the US Customs regulations (19 CFR part 4 section 4. 7a) including subsequent changes, amendments or modifications thereto, not later than the first port of call if vessel calls a us port. non compliance with the provisions of this clause shall amount to breach of warranty for the consequences of which the Charterers shall be liable and shall hold the owners harmless and shall keep them indemnified against all claims whatsoever which may arise and be made against them. Furthermore all time lost and all expenses incurred incl. fines as a result of the Charterers breach of the provisions of this clause shall be for Charterers account.

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Clause 68.	Unlawful and/or Illegal Merchandise

Any unlawful and/or illegal merchandise and/or goods pertaining to the cargo found inside containers are solely Charterers responsibility and all resulting consequences are to be borne by the Charterers

Clause 69.	Sales Clause

Owners have the right to sell the vessel, change the flag or its management and manning during the currency of this Charter Party subject to Charterers prior approval, not to be unreasonably withheld.

It is, however, expressly agreed and present/new Owners’ accept this as a condition of the contract, that management, manning and maintenance of the vessel and service to the Charterers are kept to the same present level during the currency of this charter. Any change of flag to be of no disadvantage to the Charterers. Owners to give Charterers 120 days notice of such sale. New Owners shall take over all responsibilities/liabilities and obligations of the present Owners. Transfer of ownership to cause no disruption nor delay to Charterers’ liner service. Charterers standard tripartite agreement to be signed by present owners / new Owners and Charterers.

Clause 70.	Supercargo Letter of Indemnity

Any supercargo visiting the vessel on behalf of the Charterers shall be required to sign the letter of indemnity below in favor of the Owners.

DRAFT INDEMNITY
Dear Sirs,

In consideration of your agreement to permit our personnel, employees, contractors, sub-contractors, or any other person, at our behest (hereinafter called the Work Force) on board the “(vessel)” and within the environs of any other property owned or leased or occupied by you, or any of your respective subsidiary or affiliated companies, in connection with the contract between us dated the , WE HEREBY EXPRESSLY AGREE to hold you, your respective subsidiary or affiliated companies, employees, directors, crew, servants, agents and insurers (all hereinafter collectively called the Principal) harmless, and to indemnify the Principal,

1.	for any losses, damages, claims, liabilities, costs and expenses of whatsoever nature that the Principal may sustain and/or incur as a result of any act of or omission by the Work Force, and,

2.	for any claims of whatsoever nature which may be made against the Principal by the Work Force, their heirs or assigns, and.

3.	for any claims of whatsoever nature which may be made against the Principal by any third party arising out of any act of or omission by the Work Force, and,

4.	in respect of any and all costs and/or expenses incurred by the Principal arising from an injury to or illness of the Work Force.

And we further expressly agree:

5.	to undertake and guarantee that all our liabilities, of whatsoever nature arising out of this indemnity will be insured by us with an insurance company or facility acceptable to you with a minimum limit of cover of USD 2,000,000.-. Further that the insurance company or facility concerned will waive its rights of subrogation against the Principal, and,

6.	to, in the event of any proceedings being commenced against the Principal in respect of any and all of the matters referred above, to provide the Principal from time to time on demand with sufficient funds to defend any such proceedings.

We further agree that any dispute between us and the Principal, arising under the terms of this agreement shall be construed in accordance with English law and we shall at your request submit to the jurisdiction of the High Court of Justice in London, and nominate, upon request by you, Solicitors to accept service of any proceedings commenced in the said High Court of Justice in London.

If, for any reason, any part of this indemnity becomes ineffective, the remaining parts of this indemnity shall remain in full force and effect.

Yours faithfully

(DIRECTOR)

Clause 71.	Epidemics Clause

The vessel not to be ordered to nor bound to enter a place which the World Health Organisation defines dangerous due to fever or epidemics. Any detention in this connection to be for Charterers’ account.

Clause 72.	Taxes/Dues

All taxes and/or dues on the vessel and/or cargo and on freight arising out of cargoes carried or ports visited (as per Charterers’ instructions) or Charterers’ domicile under this Charter Party will be for Charterers’ account. Any income tax on vessel’s earnings that Owners shall be liable for under U.S. Gross Transportation Tax will be for Owners’ account.

Clause 73.	Foul Bottom

if the vessel speed is reduced as a result of the bottom becoming fouled by reason of the vessel being in port in excess of 20 consecutive days on-hire, the Owners are not to be responsible for reduction of speed and increased consumption due to the fouled bottom. Charterers may ask Owners to arrange for a bottom cleaning, for which time and expense to be for Charterers account.

Clause 74.	ISPS/MTSA Clause for Time Charter Parties 2005

(a)(i) The Owners shall comply with the requirements of the international code for the security of ships and of port facilities and the relevant amendments to chapter XI of Solas (ISPS code) relating to the vessel and “the company” (as defined by the ISPS code). If trading to or from the united states or passing through United States waters, the owners shall also comply with the requirements of the US Maritime Transportation Security Act 2002 (MTSA) relating to the vessel and the “owner” (as defined by the MTSA).

(ii) Upon request the owners shall provide the Charterers with a copy of the relevant international ship security certificate (or the interim international ship security certificate) and the full style contact details of the company security officer (cso).

(iii) Loss, damages, expense or delay (excluding consequential loss, damages, expense or delay) caused by failure on the part of the owners or “the company”/“owner” to comply with the requirements of the ISPS code/MTSA or this clause shall be for the owners’ account, except as otherwise provided in this charter party

(b)(i) The Charterers shall provide the owners and the master with their full style contact details and, upon request, any other information the owners require to comply with the ISPS code/MTSA.

Where sub-letting is permitted under the terms of this Charter Party, the Charterers shall ensure that the contact details of all sub-charterers are likewise provided to the owners and the master. Furthermore, the Charterers shall ensure that all sub-charter parties they enter into during the period of this charter party contain the following provision:

“The Charterers shall provide the owners with their full style contact details and, where sub-letting is permitted under the terms of the Charter Party, shall ensure that the contact details of all sub-charterers are likewise provided to the Owners”.

(ii) Loss, damages, expense or delay (excluding consequential loss, damages, expense or delay) caused by failure on the part of the Charterers to comply with this clause shall be for the Charterers’ account, except as otherwise provided in this Charter Party.

(c) Notwithstanding anything else contained in this Charter Party, all delay, costs or expenses whatsoever arising out of or related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS code/MTSA including, but not limited to, security guards, launch services, vessel escorts, security fees or taxes and inspections, shall be for the Charterers’ account, unless such costs or expenses result solely from the negligence of the Owners, master or crew. All measures required by the owners to comply with the ship security plan shall be for the owners’ account.

(d) If either party makes any payment which is for the other party’s account according to this clause, the other party shall indemnify the paying party.

Clause 75.	COFR

In case Charterers trade vessel to the US, Owners confirm vessel will have Certificate of Financial Responsibility for USA trading.

Clause 76.	Quiet Enjoyment Clause

(A) Owners represent and warrant that, throughout the term of this agreement, Charterers shall have the quiet use and operation of the vessel free from any interference or delays.

(B) Owners represent that neither they, the Vessel, nor any corporate affiliate or subsidiary of Owners is now the subject of any dispute or litigation that may in any way interfere with the Charterers use of the vessel. Owners recognize that the Charterers use and operation of the vessel require them to enter into time-charters with commitment to maintain a defined schedules of operations with exact sailing and arrival times at specified ports, and Owners acknowledge and warrant that it is a condition of this Charter that such schedules will not be interfered with or be disrupted as a result of any pending or subsequent disputes that Owners may have with any other party.

Clause 77.	Representatives

In addition to the agreement for new owners to have the right to place on board until delivery, (2) two persons for familiarisation purposes, Charterers, after take over by buyers, have the option to keep up to (2) two members of present crew on board for 1 or 2 round voyages, to further assist the new crew with the vessel operation, for smooth handover purposes only, with the clear understanding that these Charterers crewmembers will have no authority with regards to vessel operation.

Clause 78.	Coast Guard CBP Memorandum of Agreement

Owners confirm that during the currency of this Charter Party, whilst trading to the U.S.A., they will not employ crewmembers from countries as listed in Annex vi of the Coast Guard—CBP Memorandum of Agreement and standard operating procedures regarding the detention of certain high risk crewmembers.

Clause 79.	Marpol

Owners confirm that the vessel will comply with annex VI of Marpol 73/78 that is in force since 19th May 2005.

Clause 80.	Security Clause

With respect to any security that may be required for cargo losses, Owners shall use best endeavors to arrange for the issuance by its P&I Club of a standard form letter of undertaking in favor of Charterer and/or the shipper, consignee, receiver and insurer of cargos carried on the vessel in a principal amount to be agreed between the parties plus 20% to allow for interest and costs. Owner or its P&I Club shall have the option of providing a guarantee or letter of credit issued by a first class bank, in which event The Owners will not exercise a lien on or otherwise arrest or attach the vessel in connection with the claim for which such demand was made.

In the event that Owner’s P&I Club does not issue a letter of undertaking upon receiving such request for security, Charterer and/or any entity having an interest in the claim may seek to arrest the vessel to obtain security. Any such arrest shall not relieve Owners from their continuing obligation to arrange for issuance of a letter of undertaking.

Clause 81.	Limited Severability; Special Termination Rights Respecting Non-Severable Clauses

(A) Subject to the clause (B) immediately below, if an arbitration panel or a court of competent jurisdiction declares any provision in this Agreement to be inoperative, unenforceable or invalid, the remaining provisions of this Agreement shall not be affected thereby and, to this end, the provisions of this Agreement are declared to be severable.

(B) Notwithstanding any term or condition contained in this Agreement to the contrary, including, without limitation, clause (A) immediately above, all provisions of this time charter are so essentially and inseparably connected with, and so dependent upon the Guarantee Agreement by Chiquita Brand L.L.C. in favor of Eastwind Maritime Inc., NYKLauritzenCool AB, Seven Hills LLC and each of the New Container Vessel Owners (“Guarantee”) of even date herewith that no such provision would be agreed by the parties hereto without such Guarantee. If an arbitration panel or a court of competent jurisdiction declares any provision of the Guarantee inoperative, unenforceable, or invalid, either party shall have the option to immediately terminate this Agreement by the provision of written notice to the other party in accordance with Part 11, Clause 28 (“BIMCO Notices Clause”) of this Agreement.

Clause 82.	[*]